Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:                        Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Second Quarter 2016 Results

•                  Net income for the three months ended June 30, 2016 rose by 5.2% to $4.04 million from $3.84 million for the three months ended June 30, 2015.

•                  Fully diluted earnings per share for the three months ended June 30, 2016 rose by 4.8% to $0.43 compared to $0.41 per diluted share for the three months ended June 30, 2015.

•                  Interest income on loans for the three months ended June 30, 2016 rose to $12.65 million from $11.27 million for the three months ended June 30, 2015, an increase of 12.3%.

•                  Loans receivable grew by 5.9% to $1.259 billion at June 30, 2016, from $1.189 billion at December 31, 2015.

•                  The Board of Directors approved a quarterly cash dividend of $0.18 per share. This is Territorial Bancorp Inc.’s 27th consecutive quarterly dividend.  Year-to-date 2016 dividends rose by 12.5% over the prior year.

•                  We have received approval from the Federal Reserve Bank and the State of Hawaii to open our 29th branch, which will be located in the center of a busy commercial and residential area in urban Honolulu.

Honolulu, Hawaii, July 29, 2016 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $4.04 million or $0.43 per diluted share for the three months ended June 30, 2016, compared to $3.84 million or $0.41 per diluted share for the three months ended June 30, 2015.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.18 per share.  The dividend is expected to be paid on August 26, 2016 to stockholders of record as of August 12, 2016.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “Hawaii’s strong economy has allowed us to grow our loan portfolio by 13.4% from June 30, 2015 to June 30, 2016.  The solid growth in our loan portfolio has resulted in a 5.2% rise in net income for the three months ended June 30, 2016 compared to the same period last year.   Our strong performance will allow us to pay our 27th consecutive dividend.”

Interest Income

Net interest income after provision for loan losses increased to $14.52 million for the three months ended June 30, 2016 from $13.96 million for the three months ended June 30, 2015. Total interest and dividend income was $16.54 million for the three months ended June 30, 2016 compared to $15.61 million for the three months ended June 30, 2015. The increase in interest and dividend income was primarily due to a $1.38 million increase in interest earned on loans, which occurred because of the $148.52 million growth in loans receivable as new loan originations exceeded loan repayments and loan sales.  The increase in interest income on loans was offset by a $524,000 decline in interest income on investment securities due to a $69.72 million decrease in the investment securities portfolio as repayments and sales exceeded securities purchased.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $1.94 million for the three months ended June 30, 2016 from $1.55 million for the three months ended June 30, 2015.  Interest expense on deposits increased to $1.47 million for the three months ended June 30, 2016 from $1.15 million for the three months ended June 30, 2015.  The increase in interest expense on deposits occurred because of the $96.38 million growth in total deposits over the past year. Interest expense on advances from the Federal Home Loan Bank rose by $99,000 due to a $12.00 million increase in Federal Home Loan Bank advances, which was primarily used to fund new loans.  For the three months ended June 30, 2016, the provision for loan losses was $84,000 compared to a $101,000 provision for the three months ended June 30, 2015.

Noninterest Income

Noninterest income was $1.13 million for the three months ended June 30, 2016 compared to $1.25 million for the three months ended June 30, 2015.  The reduction in noninterest income was primarily due to a $54,000 decrease in service fees on loans and deposit accounts and a $50,000 decrease in the gain on sale of investment securities for the three months ended June 30, 2016 as compared to the three months ended June 30, 2015.

Noninterest Expense

Noninterest expense was $8.99 million for the three months ended June 30, 2016 compared to $8.84 million for the three months ended June 30, 2015.  Salaries and employee benefits was $5.26 million for the three months ended June 30, 2016 compared to $5.06 million for the three months ended June 30, 2015.  The increase in salaries and employee benefits expense is primarily due to the increased staffing to handle the additional workload associated with an increase in regulatory requirements. A decrease in the number of loans originated in the three months ended June 30, 2016 compared to June 30, 2015 also increased salaries and benefit expense.  As new loans are originated, the Bank capitalizes the cost of new loan originations as part of the loan and reduces salary expense.  The reduction in loan volume for the three months ended June 30, 2016 lowered capitalized loan costs and increased salary expense.  The increase in salaries and employee benefits expense can also be attributed to an increase in ESOP expense, health insurance and pension expense.

Assets and Equity

Total assets increased to $1.851 billion at June 30, 2016 from $1.821 billion at December 31, 2015.  Loans receivable grew by $70.69 million or 6.0% to $1.259 billion at June 30, 2016 from $1.189 billion at December 31, 2015 as residential mortgage loan originations exceeded loan repayments and sales. The growth in loans receivable was funded primarily by a $24.65 million increase in deposits and $37.07 million decrease in investment securities.  Deposits increased to $1.470 billion at June 30, 2016 from $1.445 billion at December 31, 2015.  Investment securities declined to $455.99 million at June 30, 2016 from $493.06 million at December 31, 2015 as repayments and the sale of securities exceeded new purchases.  Total stockholders’ equity increased to $225.72 million at June 30, 2016 from $219.64 million at December 31, 2015.  The increase in stockholders’ equity occurred as the Company’s net income for the year exceeded share repurchases and dividends paid to shareholders.

Share Repurchases

Through June 30, 2016, the Company had repurchased 3,138,153 shares of stock or 25.65% of the shares issued in its initial public offering in 2009. During the first quarter of 2016, the Company announced the adoption of its seventh share repurchase program of up to 275,000 shares, or approximately 3% of the current outstanding shares.  The Company uses share repurchases as part of its overall program to enhance shareholder value.  In evaluating our share repurchase programs, the Company considers the effect of repurchases on its tangible book value per share. At the Company’s current share price level, the amount of dilution to tangible book value may limit the Company’s repurchasing of shares.  The Company will closely monitor this issue and, depending on market and other conditions, will conduct repurchases when it makes financial sense.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $1.84 million (7 loans) at June 30, 2016, compared to $1.63 million (7 loans) at December 31, 2015.  Non-performing assets totaled $5.06 million at June 30, 2016 compared to $5.42 million at December 31, 2015.  The ratio of non-performing assets to total assets declined to 0.27% at June 30, 2016 from 0.30% at December 31, 2015 and continues to remain one of the lowest in the country.  The allowance for loan losses at June 30, 2016 was $2.28 million and represented 0.18% of total loans compared to $2.17 million and 0.18% of total loans as of December 31, 2015.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in market and other conditions that would affect our ability to repurchase our shares of common stock.

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Interest and dividend income:
Loans	$12,647	$11,266	$25,008	$21,952
Investment securities	3,750	4,274	7,625	8,797
Other investments	146	70	290	149
Total interest and dividend income	16,543	15,610	32,923	30,898

Interest expense:
Deposits	1,470	1,154	2,878	2,288
Advances from the Federal Home Loan Bank	256	157	513	227
Securities sold under agreements to repurchase	218	243	436	555
Total interest expense	1,944	1,554	3,827	3,070

Net interest income	14,599	14,056	29,096	27,828
Provision for loan losses	84	101	112	295

Net interest income after provision for loan losses	14,515	13,955	28,984	27,533

Noninterest income:
Service fees on loan and deposit accounts	473	527	929	987
Income on bank-owned life insurance	240	256	487	511
Gain on sale of investment securities	190	240	190	476
Gain on sale of loans	129	110	190	239
Other	102	115	224	281
Total noninterest income	1,134	1,248	2,020	2,494

Noninterest expense:
Salaries and employee benefits	5,256	5,064	10,682	10,163
Occupancy	1,433	1,428	2,853	2,865
Equipment	912	953	1,818	1,898
Federal deposit insurance premiums	227	211	452	420
Other general and administrative expenses	1,160	1,187	2,242	2,401
Total noninterest expense	8,988	8,843	18,047	17,747

Income before income taxes	6,661	6,360	12,957	12,280
Income taxes	2,624	2,523	5,136	4,917
Net income	$4,037	$3,837	$7,821	$7,363

Basic earnings per share	$0.45	$0.42	$0.86	$0.81
Diluted earnings per share	$0.43	$0.41	$0.84	$0.79
Cash dividends declared per common share	$0.18	$0.16	$0.36	$0.32
Basic weighted-average shares outstanding	9,059,515	9,053,383	9,047,217	9,086,865
Diluted weighted-average shares outstanding	9,345,262	9,307,988	9,323,432	9,314,776

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	June 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$63,878	$65,919
Investment securities held to maturity, at amortized cost (fair value of $474,058 and $497,982 at June 30, 2016 and December 31, 2015, respectively)	455,991	493,059
Loans held for sale	353	2,139
Loans receivable, net	1,259,339	1,188,649
Federal Home Loan Bank stock, at cost	4,945	4,790
Federal Reserve Bank stock, at cost	3,062	3,022
Accrued interest receivable	4,812	4,684
Premises and equipment, net	4,399	4,903
Bank-owned life insurance	42,815	42,328
Current income taxes receivable	—	—
Deferred income tax assets, net	8,974	9,378
Prepaid expenses and other assets	2,404	2,270
Total assets	$1,850,972	$1,821,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,469,754	$1,445,103
Advances from the Federal Home Loan Bank	69,000	69,000
Securities sold under agreements to repurchase	55,000	55,000
Accounts payable and accrued expenses	24,227	25,178
Current income taxes payable	1,960	2,095
Advance payments by borrowers for taxes and insurance	5,315	5,124
Total liabilities	1,625,256	1,601,500

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,663,122 and 9,659,685 shares at June 30, 2016 and December 31, 2015, respectively	96	96
Additional paid-in capital	71,389	70,118
Unearned ESOP shares	(6,117)	(6,361)
Retained earnings	165,553	161,024
Accumulated other comprehensive loss	(5,205)	(5,236)
Total stockholders’ equity	225,716	219,641
Total liabilities and stockholders’ equity	$1,850,972	$1,821,141

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

June 30, 2016

	Three Months Ended
	June 30,
Performance Ratios (annualized):	2016	2015

Return on average assets	0.88%	0.89%
Return on average equity	7.18%	7.04%
Net interest margin on average interest earning assets	3.27%	3.37%

	At June	At December
Selected Balance Sheet Data:	30, 2016	31, 2015

Book value per share (1)	$23.36	$22.74
Stockholders’ equity to total assets	12.19%	12.06%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$1,835	$1,625
Non-performing assets (2)	5,058	5,415
Allowance for loan losses	2,276	2,166
Non-performing assets to total assets	0.27%	0.30%
Allowance for loan losses to total loans	0.18%	0.18%
Allowance for loan losses to non-performing assets	45.00%	40.00%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Non-performing loans consists of non-accrual loans and real estate owned. Amounts are net of charge-offs